UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
November 3, 2022
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices and Zip Code)

208 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	MU	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 3, 2022 (the “Closing Date”), Micron Technology, Inc. (the “Company”), entered into a Term Loan Credit Agreement, by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC, Mizuho Bank, Ltd., and Truist Securities, Inc. as Joint Bookrunners and Joint Lead Arrangers, and certain financial institutions as lenders (the “Term Loan Agreement”).

The Term Loan Agreement provides a committed term loan facility (the “Term Loan Facility”) consisting of three tranches of term loans. On the Closing Date, the company borrowed $2.6 billion in aggregate principal amount, consisting of approximately $926.7 million in aggregate principal amount of Term A-1 Loans, approximately $746.7 million in aggregate principal amount of Term A-2 Loans, and approximately $926.7 million in aggregate principal amount of Term A-3 Loans (collectively, the “Term Loans”). The Company will use the proceeds of such Term Loans for general corporate purposes, which may include capital expenditures. The Term Loan Agreement also provides that, under certain circumstances, the Company may add one or more incremental commitments in an aggregate principal amount not to exceed $1.3 billion, and which may consist of additional Term A-1 Loan, Term A-2 Loan, or Term A-3 Loan commitments.

Term A-1 Loans do not amortize. Term A-2 Loans and Term A-3 Loans each amortize in equal quarterly installments in an amount equal to 1.25% of the original principal amount of such Term A-2 Loans or Term A-3 Loans, as applicable. Term A-1 Loans are scheduled to mature on November 3, 2025, Term A-2 Loans are scheduled to mature on November 3, 2026 and Term A-3 Loans are scheduled to mature on November 3, 2027 (each a “Term Loan Facility Maturity Date”). The Company must repay the outstanding principal amount of the applicable loans under the Term Loan Facility, together with all accrued but unpaid interest, fees, and other obligations owing thereon, on the applicable Term Loan Facility Maturity Date.

Borrowings under the Term Loan Facility will bear interest, at the Company’s option, at adjusted term SOFR or at a “base rate”, plus in either case an applicable interest rate margin varying by tranche and depending on the Company’s corporate ratings. The additional interest rate margin for borrowings ranges from 1.00% to 2.00% per annum in the case of adjusted term SOFR borrowings and 0.00% to 1.00% in the case of base rate borrowings. The adjusted term SOFR is defined as the term SOFR reference rate for the selected interest period, plus 0.10% per annum (subject to a 0.00% floor).

The Company is also required to pay other customary fees and costs in connection with the Term Loan Facility.

The Term Loan Agreement requires the Company to maintain, on a consolidated basis, a leverage ratio of total indebtedness to EBITDA, as defined in the Term Loan Agreement and calculated as of the last day of each fiscal quarter, not to exceed 3.25 to 1.00, subject to a temporary four fiscal quarter increase in such maximum ratio to 3.75 to 1.00 following certain material acquisitions.

The Company’s obligations under the Term Loan Agreement are unsecured. Additionally, as of the date of the filing of this Current Report, no subsidiaries of the Company are guarantors under the Term Loan Agreement.

The Term Loan Agreement contains representations and warranties, affirmative covenants and conditions precedent to borrowing usual and customary for credit agreements of this type. The Term Loan Agreement contains negative covenants that restrict, subject to certain exceptions, the ability of the Company and its restricted subsidiaries to:

•in the case of the Company, consolidate with or merge with or into, or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of the properties, rights, and assets of the Company and its restricted subsidiaries, taken as a whole, to another person;

•incur, guarantee, or otherwise become liable for any indebtedness secured by a lien;

•in the case of non-guarantor restricted subsidiaries, incur, guarantee, or otherwise become liable for any unsecured indebtedness; and

•enter into sale and lease-back transactions.

The Company and its restricted subsidiaries are permitted to incur, guarantee, or otherwise become liable for indebtedness, and to enter into sale and lease-back transactions, that would otherwise be prohibited under the negative covenants, in an aggregate amount equal to the greater of (x) $5.6 billion and (y) 15% of consolidated net tangible assets of the Company.

The Term Loan Agreement does not contain any covenant restricting the payment of dividends or the making of other restricted payments by the Company.

The following events are considered events of default under the Term Loan Agreement:

•the Company’s failure to pay principal of a loan under the Term Loan Agreement when due;

•the Company’s failure to pay (a) any interest or scheduled fees under the Term Loan Agreement for 5 business days after the date when due and (b) any other obligation under the Term Loan Agreement for 10 business days after the date when due;

•the Company’s failure to comply with the leverage ratio described above;

•the failure by the Company or any of its restricted subsidiaries to comply with any other agreement under the Term Loan Agreement for a period of 30 days after notice of breach;

•default under any indebtedness of the Company or a guarantor subsidiary that (a) either results from (i) failure to pay any principal of such indebtedness at its stated final maturity or (ii) a default with respect to another obligation under such indebtedness and such other default results in such indebtedness becoming due and payable before its stated maturity without such indebtedness having been discharged, cured, waived, rescinded, or annulled within 30 days and (b) the principal amount of which aggregates $100 million or more;

•certain events of bankruptcy, insolvency, or reorganization with respect to the Company or any of its significant subsidiaries;

•an ERISA event has occurred that would reasonably be expected to result in a material adverse effect; and

•any change of control of the Company.

If an event of default described above with respect to certain events of bankruptcy, insolvency, or reorganization with respect to the Company occurs and is continuing, then the principal amount plus interest, fees, and other obligations then outstanding under the Term Loan Agreement will automatically become due and immediately payable. If any other event of default occurs and is continuing, then the administrative agent under the Term Loan Agreement may accelerate the principal amount plus interest, fees, and other obligations then outstanding under the Term Loan Agreement to become due and immediately payable.

The lenders under the Term Loan Agreement and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates, including the provision of investment banking, investment management, commercial banking and cash management services, foreign exchange and commodity hedging, and equipment financing and leasing services.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	November 3, 2022	By:	/s/ Mark Murphy
		Name:	Mark Murphy
		Title:	Executive Vice President and Chief Financial Officer